Exhibit 10.2

March 7, 2019

Shore Suven Pharma, Inc.

1100 Cornwall Road, Suite 110

Monmouth Junction, New Jersey 08852

Re:         Equity Commitment Letter

Ladies and Gentlemen:

Suven Life Sciences Limited, an entity organized under the laws of India (including its successors and assigns, “Suven”), Vimal Kavuru, individually (“Kavuru”), Shore Pharma Investments, LLC, a Delaware limited liability company (“Shore”) and Casper Pharma Private Limited (“Casper” and together with Suven, Kavuru and Shore, each an “Investor” and together, the “Investors”), jointly and severally, are pleased to offer this commitment, on the terms and subject to the conditions contained herein, to purchase, directly or indirectly, equity interests in Shore Suven Pharma, Inc., a Delaware corporation (“Buyer”). It is contemplated that, subject and pursuant to the terms of that certain Asset Purchase Agreement, of even date herewith, by and among Buyer, Rising Pharmaceuticals, Inc., a Delaware corporation (“Rising”), PACK Pharmaceuticals, LLC, an Arizona limited liability company, Rising Health, LLC, a Delaware limited liability company, and Acetris Health, LLC, a Delaware limited liability company (collectively with Rising, the “Sellers” and each, a “Seller”), and Aceto Corporation, a New York corporation (as the same may be amended, restated, supplemented or otherwise modified from time to time in accordance with its terms, the “Purchase Agreement”), Buyer will purchase the Purchased Assets and assume the Assumed Liabilities from Sellers. Capitalized terms used but not otherwise defined herein have the meanings ascribed to such terms in the Purchase Agreement.

1.           Commitment.    The Investors hereby agree to contribute, or cause to be contributed, as a contribution to Buyer, an aggregate amount in cash equal to $137,250,000 (the “Contribution”) no later than the Closing, minus the amounts actually and irrevocably contributed by each of Suven, Kavuru, Shore and Casper, in accordance with the terms hereof. Each of Suven, Kavuru, Shore and Casper irrevocably agrees that the obligation of each of them to pay the Contribution hereunder shall be joint and several among them, provided that it is understood that none of the Investors, individually, shall be obligated or liable hereunder for more than the Contribution. The proceeds of the Contribution shall be used by Buyer, to the extent necessary, solely to fund (i) the Purchase Price, (ii) the Cure Costs and (iii) related costs, fees and expenses required to be paid by the Buyer (or each Investor) at Closing in connection with the transactions contemplated by the Purchase Agreement, in each case of clauses (i), (ii) and (iii), pursuant to and in accordance with the terms of, and subject to the conditions of, the Purchase Agreement. The undersigned will provide additional evidence of their financial wherewithal with respect to the full amount of the Contribution no later than seven (7) calendar days after the date hereof. The undersigned will, no later than the Closing, have sufficient immediately available funds in lawful money of the United States to fund the Contribution. Notwithstanding anything else to the contrary in this letter agreement, the cumulative liability of each Investor and/or all Investors together under this letter agreement shall at no time exceed the Contribution. The amount of the Contribution hereunder may be reduced, on a dollar-for-dollar basis, in the sole discretion of Buyer if and only if, and then only to the extent that, Buyer does not require the full amount of the Contribution for the purpose of the payments to be made at or in connection with the Closing as set forth in clauses (i) through (iii) above. Each Investor may allocate and/or assign all or a portion of the Contribution to one or more of its Affiliates, and the Contribution hereunder will be reduced by any amounts actually and irrevocably contributed to Buyer by such Affiliates (and not returned) at or prior to the Closing Date. Notwithstanding the foregoing, each Investor agrees that any such assignment shall not relieve such Investor of its or his joint and several obligation to fund the full amount of the Contribution until such assignee actually and irrevocably funds such assigned portion of the Contribution, and then only to the extent of such funding.

2.            Closing Conditions.    Each Investor’s joint and several obligation to fund the Contribution pursuant to this letter agreement is subject to the satisfaction, prior to or contemporaneously with the Closing, of the following having occurred: (a) the satisfaction, or express written waiver by Buyer, of all conditions precedent to the obligation of Buyer to consummate the transactions contemplated by the Purchase Agreement set forth in Section 7.1 and Section 7.3 thereof (other than those conditions that by their nature are to be satisfied at the Closing (but subject to all conditions being satisfied at the Closing)) as of the date of the intended Closing pursuant to the terms of the Purchase Agreement; provided, however, that each Investor may not rely, as a basis for not funding the Contribution, on the failure of any condition precedent to the obligation of Buyer to consummate the transactions contemplated by the Purchase Agreement set forth in Section 7.1 and Section 7.3 thereof to be satisfied if such failure was caused by Buyer’s material breach of any provision of the Purchase Agreement as determined by a court of competent jurisdiction; (b) (i) the substantially contemporaneous consummation of the Asset Purchase in accordance with the terms of the Purchase Agreement or (ii) Sellers shall have irrevocably confirmed in writing to Buyer that if the Contribution is funded, then Sellers will proceed with their obligation to consummate the Closing pursuant to Article I of the Purchase Agreement; and (c) the Purchase Agreement shall not have been terminated in accordance with its terms.

3.            Enforcement/Recourse.    Each of Buyer and Sellers, as third party beneficiaries to the extent set forth in Section 6, shall be entitled to enforce the joint and several obligation of each Investor to cause the Contribution to be funded or to be entitled to an injunction or an order of specific performance (or any other non-monetary equitable remedy) to cause the Contribution (or applicable portion thereof) to be funded in accordance with this letter agreement (for the avoidance of doubt, subject to the satisfaction of the conditions set forth in Section 2). Notwithstanding the foregoing or anything to the contrary in this letter agreement, Buyer shall have no right to enforce this letter agreement without the consent of each Investor in their sole discretion; provided, however, that this sentence does not limit Sellers’ right to enforce this letter agreement in any respect. Each Investor (A) agrees not to oppose an injunction or an order of specific performance (or any other non-monetary equitable remedy) on the basis that Sellers have an adequate remedy at law and (B) agrees that Sellers shall not be required to post a bond or undertaking in connection with such injunction or order or to prove actual damages. Each Investor acknowledges and agrees that Sellers are relying on the joint and several obligations and commitments of such Investor hereunder in connection with, and such obligations and commitments of such Investor are a material inducement to, Sellers’ decision to enter into and consummate the transactions contemplated by the Purchase Agreement. Sellers’ (i)  rights as third party beneficiaries as set forth in this letter agreement, (ii) remedies against Buyer and its successors or assignees under the Purchase Agreement and (iii) remedies against each Investor under the Confidentiality Agreement, as applicable, shall, and are intended to be, the sole and exclusive direct or indirect rights of or remedies available to Sellers and their respective Affiliates against such Investor and any Related Person in respect of any liabilities or obligations arising under, or in connection with, this letter agreement or the Purchase Agreement or the transactions contemplated hereby or thereby, including without limitation in the event Buyer breaches its obligations under the Purchase Agreement, whether or not such breach is caused by such Investor’s breach of its or his obligations under this letter agreement; provided, further, that, in the event Sellers successfully compel specific performance of the obligations of Buyer to consummate the Asset Purchase (in accordance with, and subject to the terms and conditions set forth in, the Purchase Agreement), and such Investor shall have made the Contribution, then neither Sellers nor any other Person (including Sellers’ equityholders, Affiliates and Subsidiaries) shall have any remedy against such Investor or any Related Person (other than as set forth in clauses (ii) and (iii) of this sentence), under this letter agreement. By its acceptance hereof, Buyer acknowledges and agrees that, other than as set forth in clauses (i), (ii) and (iii) of the immediately preceding sentence with respect to each Investor or Buyer, as applicable, (a) notwithstanding that such Investor may be a limited liability entity, no recourse hereunder or under the Purchase Agreement may be had against any Related Person, whether by the enforcement of any judgment or assessment or by any legal or equitable proceeding or by virtue of any statute, regulation or other applicable law, and (b) no personal liability whatsoever will attach to, be imposed on or otherwise be incurred by Related Persons in connection with this letter agreement or the Purchase Agreement for any claim based on, in respect of or by reason of such obligations or by their creation. For purposes of this letter agreement, the term “Related Person” shall mean, with respect to each Investor, and as applicable, any former, current or future director, manager, officer, employee, agent or Affiliate of such Investor, any former, current or future direct or indirect holder of any equity interests or securities of such Investor (whether such holder is a limited or general partner, member, manager, stockholder or otherwise), any former, current or future assignee of such Investor or any former, current or future director, officer, employee, agent, general or limited partner, manager, member, stockholder, Affiliate, controlling person, representative or assignee of any of the foregoing; provided that Kavuru shall not be deemed a “Related Person” of Shore for purposes of this letter agreement.

4.            Expiration.    All obligations under this letter agreement shall expire and terminate automatically and immediately upon the earlier to occur of (a) 30 days after the valid termination of the Purchase Agreement in accordance with its terms (provided that, for the avoidance of doubt, any purported termination of the Purchase Agreement that is not a valid termination shall not give rise to a termination of this letter agreement pursuant to this Section 4(a)) and (b) the consummation of the Closing, including the payment of all amounts required to be paid by Buyer in accordance with Sections 2.2, 2.3 and 2.7(a) of the Purchase Agreement.

5.            No Assignment.    Neither this letter agreement nor any of the rights, interests or obligations hereunder shall be assignable by Buyer without each Investor’s and Sellers’ prior written consent, and the granting of such consent in any given instance shall be solely in the discretion of such Investor and Sellers, as applicable, and, if granted, shall not constitute a waiver of this requirement as to any subsequent assignment. Neither this letter agreement, nor each Investor’s joint and several obligations hereunder shall be assigned by such Investor without Buyer’s and Sellers’ prior written consent, and the granting of such consent in any given instance shall be solely in the discretion of Buyer and Sellers, as applicable, and, if granted, shall not constitute a waiver of this requirement as to any subsequent assignment; provided that such Investor may assign or allocate all or a portion of the Contribution to one or more of its or his Affiliates as set forth in Section 1 (provided, further, that any such assignment shall not relieve such Investor of its or his joint and several obligation to fund the full amount of the Contribution until such assignee actually and irrevocably funds such assigned portion of the Contribution, and then only to the extent of such irrevocable funding). Any purported assignment of this commitment in contravention of this Section 5 shall be null and void. Each Investor acknowledges that Sellers have entered into the Purchase Agreement in reliance upon, among other things, this letter agreement and their rights and remedies hereunder, and that this letter agreement constitutes a material inducement to Sellers’ execution and delivery of the Purchase Agreement.

6.            No Other Beneficiaries.    This letter agreement shall inure to the benefit of, and be binding upon, Buyer and each Investor. Each of Buyer and each Investor acknowledges and agrees that each Seller shall be an express third party beneficiary of, and shall be entitled to enforce, the provisions set forth in Sections 1, 3, 4, 5, 6, 7, 8, 9, 10, 11, 12 and 13, subject to the limitations with respect thereto set forth in Section 3. Except for the third party beneficiary rights provided to Sellers under Sections 1, 3, 4, 5, 6, 7, 8, 9, 10, 11, 12 and 13, this letter agreement shall be binding on each Investor solely for the benefit of Buyer, and nothing set forth in this letter agreement is intended to or shall confer upon or give to any Person other than Buyer any benefits, rights or remedies under or by reason of, or any rights to enforce or cause Buyer to enforce, the Contribution or any provisions of this letter agreement; provided that, notwithstanding anything to the contrary in this letter agreement, any Related Person shall be a third party beneficiary of the provisions set forth herein that are for the benefit of any Related Person (including the provisions of Sections 3, 6, 8, 9, 10 and 12), and all such provisions shall survive any termination of this letter agreement indefinitely. Without limiting the foregoing, no creditor of Buyer shall have any right to enforce this letter agreement or to cause Buyer to enforce this letter agreement, except that Sellers may enforce this letter agreement in accordance with Section 3 and this Section 6.

7.            Representations and Warranties.    Each of Suven, Shore and Casper hereby represents, warrants and covenants as to itself that: (a) it is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its organization; (b) it has all requisite power and authority to enter into this letter agreement and consummate the transactions contemplated hereby; (c) the execution and delivery of this letter agreement by such Investor and the consummation by such Investor of the transactions contemplated hereby have been duly authorized by all necessary action on the part of such Investor and no other proceedings on the part of such Investor are necessary therefor; and (d) the execution, delivery and performance by such Investor of this letter agreement does not and will not violate the organizational documents of such Investor. Kavuru hereby represents and warrants that he has full power and capacity to enter into this letter agreement and consummate the transactions contemplated hereby. Each Investor hereby further represents, warrants and covenants that: (a) this letter agreement has been duly and validly executed and delivered by such Investor and is valid, binding, and enforceable in accordance with its terms (except as and to the extent that such validity and enforceability may be subject to the Enforceability Exceptions); (b) the execution, delivery and performance by such Investor of this letter agreement does not and will not violate any applicable Law, or result in any violation or breach of, or default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation, any contract to which such Investor is a party, except as would not prevent or materially delay such Investor’s ability to perform its or his obligations hereunder; (c) other than as expressly contemplated in the Purchase Agreement, all approvals of, filings with and notifications to any Governmental Authority or other Person necessary for the due execution, delivery and performance of this letter agreement by such Investor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice or filing with, any Governmental Authority or other Person is required in connection therewith, except as would not prevent or materially delay such Investor’s ability to perform its or his obligations hereunder; and (d) such Investor has the ability to pay and perform (or cause to be paid or performed) its or his obligations under this letter agreement, and access to all funds necessary for such Investor to fulfill its or his obligations under this letter agreement shall be available to such Investor for so long as this letter agreement shall remain in effect pursuant to its or his terms (for purposes of clarity, it is hereby acknowledged that such funds may not be in the possession of such Investor at all times but such Investor has and shall have the ability, at all times this letter agreement is in effect pursuant to its terms, to have necessary access (not subject to any conditions that such Investor has reason to believe would not be satisfied when the Contribution is required to be made hereunder) to such funds, in order to effect the Closing in accordance with the terms of the Purchase Agreement). So long as this letter agreement is in effect, each Investor hereby covenants and agrees that such Investor shall not pursue, and shall cause each of its or his Affiliates not to pursue, directly or indirectly, any litigation or bring any other claim, asserting that this letter agreement is illegal, invalid or unenforceable in accordance with its terms. All representations, warranties, covenants and agreements of each Investor contained in this letter agreement shall survive the execution and delivery of this letter agreement and shall continue in full force and effect, until the termination of this letter agreement in accordance with its terms.

8.            Severability.    Any term or provision of this letter agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the sole extent of such invalidity or unenforceability without rendering invalid or unenforceable the remainder of such term or provision or the remaining terms and provisions of this letter agreement in any jurisdiction and, if any provision of this letter agreement is so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable; provided, however, that this letter agreement may not be enforced without giving effect to the provisions of the fifth sentence of Section 1 and Sections 2, 3, 4, 5, 6, 9 and 10. No party hereto shall assert, and each party hereto shall cause its or his respective Affiliates not to assert, that this letter agreement or any part hereof is invalid, illegal or unenforceable.

9.            Jurisdiction.    All Proceedings arising out of or relating to this letter agreement, including the resolution of any and all disputes hereunder, shall be heard and determined in the Bankruptcy Court, and the parties hereto irrevocably submit to the exclusive jurisdiction of the Bankruptcy Court in any such Proceeding and irrevocably waive the defense of an inconvenient forum to the maintenance of any such Proceeding. The parties hereto agree that service of process may be effected in the same manner that notices may be given hereunder, notwithstanding the Law of any jurisdiction which may prescribe specific and/or different methods of service and that nothing herein shall affect the right to effect service of process in any other manner permitted by applicable Law.

10.          Waiver of Jury Trial.    EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS LETTER AGREEMENT OR THE ACTIONS OF THE PARTIES HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF. EACH OF THE PARTIES HERETO MAKES THIS WAIVER VOLUNTARILY AND SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS LETTER AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS CONTAINED IN THIS SECTION 10.

11.          Headings; References.    Headings of the Sections of this letter agreement are for convenience of the parties only and shall be given no substantive or interpretive effect whatsoever. When a reference is made in this letter agreement to a Section, such reference shall be to a Section of this letter agreement unless otherwise indicated.

12.          Governing Law; Entire Agreement; Amendment; Counterparts.    This letter agreement and the obligations hereunder shall be governed by and construed in accordance with the Laws of the State of New York, regardless of the Laws that might otherwise govern under applicable principles of conflicts of law thereof. This letter agreement, the Purchase Agreement and the Confidentiality Agreement constitute the entire agreement with respect to the subject matter hereof, and supersede all other prior agreements, understandings and statements, both written and oral, between or among Buyer or any of its Affiliates, on the one hand, and each Investor or any of its or his Affiliates, on the other hand, with respect to the subject matter hereof. Any provision of this letter agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed by Sellers, each Investor and Buyer. This letter agreement may be executed in counterparts (including by facsimile or electronically transmitted signature pages), each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument, and shall become effective when one or more counterparts have been signed by each of the parties and delivered (by telecopy or otherwise) to the other parties.

13.          Notices.    All notices and other communications hereunder shall be in writing and shall be deemed given: (a) upon personal delivery to the party to be notified; (b) when received if sent by email or facsimile by the party to be notified; provided that notice given by email or facsimile shall not be effective unless either (i) a duplicate copy of such email or fax notice is promptly given by one of the other methods described in this Section 13 or (ii) the receiving party confirms receipt of such notice either by email or fax or any other method described in this Section 13; or (c) when delivered by a courier (with confirmation of delivery), such as Federal Express, DHL or UPS; in each case to the party to be notified at the following address:

if to Suven:

Suven Life Sciences, Limited

Registered Office: 8-2-334

SDE Serene Chambers, 6th Floor, Road No. 5

Avenue 7

Banjara Hills

Hyderabad – 500 034

Telangana, India

if to Kavuru or Shore:

(c/o) Vimal Kavuru

[   ]

if to Casper:

Casper Pharma Private Limited

Syno 99/1 Mamidipally Village Gmr Aviation

Sez Balapur Mandal Shamshabad Near Novotel Hotel

Hyderabad

Telangana, India

And, for any such Investors, with copy to:

Reed Smith LLP

599 Lexington Avenue, 22nd Floor

New York, New York 10022

Facsimile:       (212) 521-5450

Attention:       Niket Rele, Esq.

Email:             nrele@reedsmith.com

if to Buyer or Sellers: as provided in Section 9.7 of the Purchase Agreement; or to such other address as such party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so telecommunicated or personally delivered. Any party to this letter agreement may notify in writing any other party of any changes to the address or any of the other details specified in this Section 13; provided that such written notification shall only be effective on the date specified in such notice or five (5) Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

[Remainder of page intentionally left blank]

Very truly yours,

Suven Life Sciences, Limited

By:	/s/ Venkat Jasti
Name:	Venkat Jasti
Title:	CEO

Shore Pharma Investments, LLC

By:	/s/ Vimal Kavuru
Name:	Vimal Kavuru
Title:	CEO

/s/ Vimal Kavuru
Vimal Kavuru, as an individual

Casper Pharma Private Limited

By:	/s/ Vimal Kavuru
Name:	Vimal Kavuru
Title:	CEO and Managing Member

[Signature Page to Equity Commitment Letter]

Agreed to and accepted as of the date first written above:

Shore Suven Pharma, Inc.

By:	/s/ Vimal Kavuru
Name:	Vimal Kavuru
Title:	CEO

[Signature Page to Equity Commitment Letter]

Rising Pharmaceuticals, Inc.

By:	/s/ William C. Kennally, III
Name:	William C. Kennally, III
Title:	Chief Executive Officer

PACK Pharmaceuticals, LLC

By:	/s/ William C. Kennally, III
Name:	William C. Kennally, III
Title:	Chief Executive Officer

Rising Health, LLC

By:	/s/ William C. Kennally, III
Name:	William C. Kennally, III
Title:	Chief Executive Officer

Acetris Health, LLC

By:	/s/ William C. Kennally, III
Name:	William C. Kennally, III
Title:	Chief Executive Officer

[Signature Page to Equity Commitment Letter]